Exhibit 99.1

Press Release	Source: Spantel Communications, Inc.

Spantel Appoints Jose Ramon Basterra as President
Friday September 20, 8:33 am ET

MADRID, Sept. 20 /PRNewswire-FirstCall/ — Spantel Communications, Inc. (OTC Bulletin Board: SPAL — News) announced today that Jose Ramon Basterra has been appointed President of Spantel Communications, Inc. replacing Mohamed A. Khashoggi who will remain on the Board of Directors. Mr. Basterra has been with the company since inception serving as a Managing Director and also on the Board of Directors. According to Mr. Khashoggi, “Mr. Basterra has been a pivotal person in Spantel since the company was founded who has worked closely with all levels of personnel involved in the day to day operations. His hands-on management style will be an important component in continuing to bring the company towards profitability.” Mr. Khashoggi further stated that “I am pleased to continue working on the Board of Directors and helping guide management to make the decisions necessary to benefit the company and our valued shareholders.”

Spantel is a provider of discount long distance telephone service headquartered in Madrid, Spain. Spantel markets its services primarily to a broad base of customers that includes small to medium enterprises and larger corporations, governmental entities, educational institutions, and residential consumers. Spantel has been created with the mission of becoming the leading alternative operator in the Spanish Telecommunications market.

Spantel’s management is working towards becoming an industry leader by developing, marketing and delivering the finest discount long distance service in the industry through our sales and service-driven organization. Management will leverage its industry experience and strategic relationships within the telecommunications arena to provide it with competitive advantages in the areas of telecommunications acquisition, distribution, call management, maintenance, sales, marketing and customer services. Spantel’s philosophy is to grow its business by investing in marketing, and delivering its service rather than investing substantial resources in costly centralized facilities or buying market share through premium-priced acquisitions.

A complete list of company regulatory filings may be accessed via www.sec.gov and going to the EDGAR® filings.

For more information regarding the Company, please visit our website at http://www.span-tel.com or http://www.spantel.es.

Please Note: “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Spantel’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in its Annual Report on Form 10-KSB for the year ended December 31, 2001 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and any subsequent SEC filings.

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Source: Spantel Communications, Inc.